                                                Report to Shareholders 1997
+--------------------------------------------------------------------------

OLD KENT

FINANCIAL

CORPORATION





                                                     OLD
                                                     KENT

                                              Old Kent continues to

                                              deliver superior shareholder

                                              value through a

                                              commitment to outstanding

                                              PERFORMANCE,

                                              quality PEOPLE and

                                              consistent PROFITS.





















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
                                 OLD KENT

                       PHILOSOPHY OF THE CORPORATION

      Our corporate mission and culture statements reflect our long-standing commitment to shareholders, customers, employees and the communities we serve. Key tenets of the Corporation's business philosophy are to maximize the value of shareholders' investments, to meet the needs of customers with quality products and services, to provide a meaningful and challenging work environment for our employees, and to serve communities as a good citizen.

                             CORPORATE MISSION

       Old Kent's mission is to increase shareholder value as a high performing independent financial services company serving select communities with quality products and services.

                             CORPORATE CULTURE

      The management of Old Kent has the ultimate responsibility for achieving industry-leading performance with profit levels which assure the quality of the balance sheet and the continuation of the Corporation, for the benefit of our shareholders, communities we serve and our employees.

  Old Kent's purpose is to ensure customer satisfaction by understanding and fulfilling the needs of our customer groups resulting in long-term, multiple-service client relationships.  This customer-driven purpose requires that Old Kent becomes the best provider of consumer and business financial services by earning and retaining the respect, confidence and loyalty of our customers and by serving them so that they will benefit from their association with us.
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DESCRIPTION OF OLD KENT                 TABLE OF CONTENTS

  Old Kent Financial Corporation         PERFORMANCE

is a bank holding company with total      Financial Highlights            1

assets of $13.8 billion as of             Letter to Shareholders          2

December 31, 1997.                       PEOPLE

  With headquarters in Grand Rapids,      People Making a Difference      4

Michigan, Old Kent is in the business     Old Kent Affiliates             8

of providing financial services          PROFITS
through its 17 regional offices and       Five Year Summary of

seven non-banking subsidiaries.  Old       Selected Financial Data       10

Kent's principal markets for financial    Condensed Financial Review     11

services are the communities within       Consolidated Financial

Michigan and Illinois where its 228        Statements                    16

full-service banking offices are          Report of Independent

located.                                   Public Accountants            17

  As of December 31, 1997, Old Kent       Board of directors and

had 6,328 employees (on a full-time        Senior Management             18

equivalent basis). Old Kent is an         Shareholder Information        20

equal opportunity employer, and its

affirmative action programs comply

with applicable federal laws and

executive orders.

                                                 PERFORMANCE-People-Profits
FINANCIAL HIGHLIGHTS-------------------------------------------------------

                                                                       PERCENT
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)       1997       1996     CHANGE
-------------------------------------------------------------------------------
 Net income                                       $180.3     $158.7     13.6%

 Per common share<F*>:

   Basic earnings                                  $1.90      $1.63     16.6

   Diluted earnings                                 1.88       1.61     16.8

   Cash dividends                                   .674       .605     11.4

   Book value at year-end                          11.07      10.53      5.1

   Market price at year-end                        39.63      22.74     74.3
-------------------------------------------------------------------------------

AT YEAR END:

 Total assets                                    $13,774    $12,647      8.9%

 Loans                                             8,469      8,097      4.6

 Interest-earning assets                          12,650     11,618      8.9

 Core deposits                                     9,553      9,178      4.1

 Total deposits                                   10,228     10,080      1.5

 Shareholders' equity                              1,027        994      3.4

 Shares outstanding (IN MILLIONS)<F*>               92.8       94.4     (1.7)
-------------------------------------------------------------------------------

RATIOS:

 Return on average assets                           1.36%      1.30%

 Return on average equity                          17.55      15.86

 Net interest margin                                4.34       4.41



 Equity assets at year-end                          7.46       7.86
-------------------------------------------------------------------------------

<F*>SHARE DATA IS SHOWN ADJUSTED FOR STOCK DIVIDENDS AND A STOCK SPLIT.



                 [EARNINGS AND DIVIDENDS PER SHARE CHART]
                                (1958-1997)



"IT'S NO WONDER, THEN, THAT OLD KENT RANKS EIGHTH AMONG 16,000 PUBLICLY TRADED COMPANIES IN THE UNITED STATES FOR DELIVERING SHAREHOLDERS WITH THE MOST CONSECUTIVE YEARS OF INCREASED EARNINGS."
- THE DETROIT NEWS
  November 28, 1997

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
TO OUR SHAREHOLDERS--------------------------------------------------------

-IN 1997, OLD KENT'S TOTAL RETURN TO SHAREHOLDERS WAS 78.3%. THIS MEANS THAT $1,000 INVESTED IN OLD KENT COMMON STOCK ON DECEMBER 31, 1996, WAS WORTH $1,783 ON DECEMBER 31, 1997 (INCLUDING REINVESTMENT OF QUARTERLY CASH DIVIDENDS).

                       [ONE YEAR TOTAL RETURN GRAPH]

-1997 WAS OLD KENT'S 39TH CONSECUTIVE YEAR OF INCREASED EARNINGS AND
DIVIDENDS.

-DILUTED EARNINGS PER SHARE OF $1.88 FOR 1997 WAS 16.8% MORE THAN THAT OF 1996. RETURN ON AVERAGE EQUITY WAS 17.55% IN 1997, COMPARED TO 15.86% IN 1996.

     The single most distinguishing characteristic of Old Kent over the years has been consistently improving results that have led to superior shareholder value. I am pleased to report that in 1997, Old Kent achieved record earnings and increased dividends for the thirty-ninth consecutive year. Earnings increased 16.8% over the prior year to $1.88 per share, representing a 17.55% return on equity. Our shareholders also enjoyed a 78.3% total return on their investment, an exceptional year by any standard.

     This success supports our corporate mission to increase shareholder value as a high-performing independent financial services company. It is also consistent with our commitment to foster a performance-oriented culture that is responsive to customer needs while maintaining effective risk management throughout all economic cycles.

     Consistent delivery of shareholder value has been the hallmark of Old Kent. During 1997, we continued to make both the investments and changes required to enhance shareholder value well into the future. In my letter to you last year, I described how we were changing our organizational structure to focus on five business lines - retail banking including small business, corporate banking, community banking, investment and insurance services, and mortgage banking - to better organize around customer segments. On the following pages, you will see how the increased accountability inherent in this organizational structure enables us to be more responsive to customer needs, resulting in superior performance.

     Management continually assesses the viability of business units and makes decisions that are consistent with our mission to deliver shareholder value. Accordingly, during 1997, we took several steps to improve performance while offering better alternatives for customers. We sold our underperforming credit card loan portfolio and partnered with First National Bank of Omaha to bring a broader array of credit card options to our customers. We also closed our Illinois bond trading operation, which had inconsistent profitability. In a move designed to increase effectiveness while potentially reducing costs, we outsourced our internal audit function to a nationally recognized accounting firm. In 1998, we will continue to evaluate other specialty services that may be effectively and efficiently outsourced.

     At the same time, we are investing in our franchise and adding profitable new services for our customers. During 1997, we completed the acquisition of Seaway Financial Corporation, which further increased our presence in the eastern Michigan market. Other moves designed to help us meet our long-term strategic objectives included broadening the range of insurance products offered to our customers. We welcomed the addition of the Grand Rapids Holland Insurance Agency, Inc., which expands our insurance services in west Michigan. Through a joint marketing partnership with Foremost Corporation of America, a specialty property and casualty insurer, we're offering additional personal insurance products and services to consumers. These activities reflect management's commitment to pursue every profit opportunity while improving our levels of service and strengthening relationships with our customers.

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
                                                 PERFORMANCE-People-Profits
---------------------------------------------------------------------------

     We're reviewing our systems and programming all our computers for the year 2000. This initiative includes a substantial investment in upgraded technology across all business lines to enhance service delivery and make it more convenient for our customers to conduct business. New technology investments will help improve service for our corporate cash management and trust customers, and will support new account reconciliation products and on-line services in corporate banking. Improved technology will also provide increased access for retail customers through additional automated teller and telephone service options. This expanded service reduces our reliance on traditional branches and their inherently high cost structure.

     Our core markets are strong and economically diverse. We are committed to building on those strengths by supporting improvements in the business climate and quality of life in the communities we serve. Small Business Administration (SBA) lending, for instance, allows us to reach additional customer segments and strengthen the local business economy. During 1997, Old Kent more than doubled its number of SBA loans. In addition, Old Kent helped make home ownership a reality for many customers throughout our communities through Veterans Administration (VA) and Federal Housing Administration (FHA) loans and affordable housing projects.

     Old Kent continues to be widely recognized within the industry for outstanding performance and achievement. In November, we drew regional attention when Old Kent was named to THE DETROIT NEWS list of "A+ Firms" that "make the grade by putting investors first." On a national level, MONEY magazine listed Old Kent as an All Star Stock, an honor awarded to only five public companies among more than 6,000 listed on the major exchanges. In recognition of our SBA lending activity, Old Kent was ranked as the number two SBA lender in Michigan and was named SBA Lender of the Year in Illinois.

     Old Kent and its shareholders have been fortunate over the years to have been well-served by a strong management team and Board of Directors. Five of our long-serving directors announced their retirements effective in early 1998. I would like to take this opportunity to thank John M. Bissell, Robert L. Hooker, Patrick M. Quinn, Robert L. Sadler and B. P. (Budge) Sherwood, III, for their leadership and loyalty. In addition to their contributions as directors, Bob Sadler, Vice Chairman of the Corporation, and Budge Sherwood, Vice Chairman and Treasurer of the Corporation, also served as key members of the management team. We welcome to the Board of Directors Kevin T. Kabat, Vice Chairman of the Corporation and President of Old Kent Bank, and Robert H. Warrington, Vice Chairman of the Corporation.

     On behalf of the Corporation, I wish to thank you for your continued support. We look forward to seeing you at our annual shareholders meeting to be held on April 20, 1998, at 10:00 a.m. in the Ambassador Ballroom at the Amway Grand Plaza Hotel, 187 Monroe NW, directly southwest of the Old Kent Bank building in Grand Rapids, Michigan.

Sincerely,

/s/ David J. Wagner

David J. Wagner
Chairman

-IN OCTOBER, THE BOARD OF DIRECTORS APPROVED A 2-FOR-1 (100%) STOCK SPLIT.

-MONEY MAGAZINE LISTED OLD KENT AS AN ALL STAR STOCK.

[PICTURE OF DAVID J. WAGNER]

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
PEOPLE MAKING A DIFFERENCE-------------------------------------------------

[PICTURE OF WOMAN AT AN OLD KENT ATM STATION IN A CONVENIENCE STORE]

     IN 1997, OLD KENT KEPT PACE WITH CUSTOMER DEMAND FOR CONVENIENCE BY INSTALLING OVER 100 NEW ATMS IN GAS STATIONS, CONVENIENCE STORES AND OTHER LOCATIONS.

     RETAIL AND BUSINESS BANKING PRODUCTS WERE SUPPORTED BY AGGRESSIVE MEDIA CAMPAIGNS IN 1997. WE INTRODUCED ACTIONBANK ON LINE SERVICES, OUR PC AND TOUCH TONE BANKING PRODUCTS, AND EXPANDED BUSINESS BANKING SERVICES DURING THE YEAR.

[PICTURE OF MAN IN SPACE -- ACTIONBANK ON LINE -- BANK ANYWHERE, ANYTIME.]

[PICTURE OF A MAN AND WOMAN WORKING -- OLD KENT BUSINESS BANKING - "WE CAN MEET ON SATURDAY IF THAT WORKS FOR YOU." -- ISN'T IT TIME WE TALK?]

     The critical link between customer satisfaction and shareholder value has always been the quality of our people. Customers drive our products and services, and shareholders hold us accountable for bottom line performance. Our people define our ability to deliver value every day in the marketplace. Throughout 1997, Old Kent focused on providing greater access, personalized service and a wider product line. This effort is critical in retaining our customers, differentiating ourselves in the marketplace, and effectively competing with a growing number of financial service providers.

RETAIL BANKING
     In 1997, Retail Banking continued to focus on enhanced customer convenience. From streamlined application processes to alternative delivery channels, Old Kent made significant strides in providing customers with greater access to services anywhere, anytime.

     To better serve our small business customers, we formed a Business Banking unit to focus on their needs. As smaller businesses now represent the most vibrant and expanding sector of the U.S. economy, our ability to increase product offerings and sales effectiveness with this historically strong franchise of Old Kent is critical. The growth of our Small Business Administration (SBA) lending and the introduction of a new small business checking account are some of the initiatives begun in 1997.

     We are making Old Kent more convenient for both small businesses and consumers by expanding locations and services. Three branches were opened inside Farmer Jack supermarkets in the Detroit area to bring banking closer to our customers. The installation of 118 new automated teller machines gave customers greater and more convenient access to their accounts. We also increased our Telephone Banking Center capabilities through in-house switch technology and enhancements to our telephone banking software system. This provides customers with improved service, including faster telephone response time. To better meet our customers' changing lifestyles, new checking accounts were introduced that encourage electronic banking.

     In 1997, we successfully installed a branch-based direct marketing program that provides more complete customer information to our branch staff. This provides us with a powerful sales tool designed to target customers' individual needs while improving overall account profitability.

     In 1998, we will increase our use of technology and market segmentation tools to further enhance customer convenience and profitability. Our goal is to expand information-based marketing programs that more effectively target customer needs. We'll add new products and

4--------------------------------------------------------------------------

                                                 PERFORMANCE-People-Profits
---------------------------------------------------------------------------

services specifically designed for our Business Banking customers. Expanded distribution, including more automated teller machines, in-store branches, and internet services will be added in 1998. Finally, we'll make borrowing more convenient for products like home equity loans by expanding our ability to take applications and provide quick responses over the telephone.

COMMUNITY BANKING
     In Community Banking, which serves smaller communities throughout Michigan, we focused on improving service delivery and profitability. We were also able to successfully complete the acquisition and consolidation of Seaway Financial Corporation in St. Clair County.

     We are continuing to refine our branch delivery system to maximize efficiency and leverage technology. Furthermore, revenues were enhanced throughout the line of business by changes in pricing, which resulted in a 25% improvement in fee income.

     To help strengthen branch sales and service skills, a Community Banking sales support function was established in 1997. In addition, we standardized and improved training programs for both sales and management skill development. This skill-building effort will help us better serve our customers, resulting in improved revenue growth. As part of our strategic plan to "raise the bar" on performance, we established "best practice" programs and quality councils to expedite problem resolution.

     As we move into 1998, we'll continue to focus on expanding products and services, thus recognizing the full revenue potential of this line of business.

INVESTMENT AND INSURANCE SERVICES
     Throughout 1997, Investment and Insurance Services initiatives focused on aggressive business development and customer retention. We made a series of organizational changes which helped focus our efforts on the needs of our customers. We believe these will result in greater cross-sell opportunities and more efficient expense management. As part of this re-organization, we have consolidated private banking and brokerage services with trust and investment management services, and created a new group focused on building our insurance services.

     We also focused on client service and satisfaction by introducing a number of new products, including MoneyWise[REGISTERED], an asset allocation product for smaller investors. With an expanded emphasis on The Kent Funds[REGISTERED] and asset management capabilities, we established Lyon Street Asset Management Company as a registered investment advisor.

     We continue to improve our delivery of investment services through Old Kent's retail branches. By placing more than 50 Financial Consultants in branches in 1997, we are now more accessible to customers, and have seen product sales and service awareness increase substantially. This network

[PICTURE OF MAN AND WOMAN AT AN OLD KENT BANK IN A SUPERMARKET]

     BY THE END OF 1997, OLD KENT HAD 12 BRANCHES IN SUPERMARKETS IN MICHIGAN. IN ADDITION TO EXPANDING OUR DISTRIBUTION, SUPERMARKET BRANCHES PROVIDE SIGNIFICANT COST SAVINGS.

     OLD KENT EXPANDED INVESTMENT OPPORTUNITIES FOR CUSTOMERS WITH INVESTABLE ASSETS OF LESS THAN $25,000 BY INTRODUCING
MONEYWISE[REGISTERED], AN ASSET ALLOCATION PRODUCT FEATURING AN ACTIVELY MANAGED MUTUAL FUND PORTFOLIO.

[PICTURE OF THREE MEN IN A SHIP SAILING IN SPACE -- INVESTMENT STRATEGIES -- MONEYWISE A PERSONALIZED APPROACH TO INVESTMENT MANAGEMENT]
MoneyWise

--------------------------------------------------------------------------5

---------------------------------------------------------------------------

[PICTURE OF PARENTS WITH THEIR DAUGHTER AT GRADUATION]

OLD KENT
     FINANCIAL ADVISORS

     OUR 50 FINANCIAL CONSULTANTS HELPED PROVIDE INVESTMENT SOLUTIONS FOR CUSTOMERS IN OVER 200 BRANCHES.

     OLD KENT CONTINUED TO BE A PRIME RESOURCE FOR GROWING BUSINESSES. IN 1997, WE RANKED AS THE NUMBER TWO SMALL BUSINESS ADMINISTRATION (SBA) LENDER IN MICHIGAN AND WERE NAMED SBA LENDER OF THE YEAR IN ILLINOIS.

[PICTURE OF TWO MEN SPEAKING IN A LARGE ROOM -- "MY BUSINESS IS ALWAYS GROWING. GOOD THING OLD KENT CAN KEEP PACE."]

will make implementation of future initiatives more effective and profitable.

     In addition to providing investment management, we are expanding insurance services to both corporations and consumers. With the acquisition of Grand Rapids Holland Insurance Agency, Old Kent Insurance Group has now become the largest independent agency in western Michigan and one of the top 50 independent insurance agencies in the United States. It represents over 60 insurance companies, and has begun offering commercial insurance to Old Kent's Corporate Banking customers. In addition, through an innovative joint marketing partnership with Foremost Corporation of America, we will now be able to efficiently offer automobile, homeowners and related insurance to consumers.

     During 1997, we successfully implemented initiatives which set the stage for improved products and services in the year ahead. In 1998, we will continue to build our delivery infrastructure while tapping new market opportunities. Customer service and capacity will be further improved through an upgrade of our trust administration system.

CORPORATE BANKING
     In 1997, Corporate Banking focused efforts on developing a more effective relationship-driven sales approach. We invested in people, products and processes to enhance our position as a top-tier service provider to middle market businesses.

     A loan production office was established in Elkhart, Indiana, to take advantage of that substantial regional market. In Chicago, our largest market for middle market customers, Old Kent recruited top local talent. These high-quality people will be instrumental in helping us realize this market's profit potential.

     To maximize shareholder value, we incorporate profitability and customer service measurements as part of incentive compensation.

     To monitor customer satisfaction, we regularly conduct surveys which have confirmed the quality and depth of our relationships with customers, and underscored the importance of a continuing focus on product development and marketing.

     While expanding our market reach, we also introduced several new products, including International Connect[REGISTERED], an on-line international letter of credit service. In 1997, Old Kent launched a new automated reconciliation product that gives customers an on-line format to control and reconcile their accounts, and more fully protect their funds.

     Our progress in 1997 positions Old Kent's Corporate Banking line of business to launch a series of new initiatives designed to increase profitability and customer satisfaction. A new Customer

6--------------------------------------------------------------------------

                                                 PERFORMANCE-People-Profits
---------------------------------------------------------------------------

Profitability Management System will enhance corporate relationships, and a Sales Management System will allow us to significantly improve our sales effectiveness with both existing and prospective customers.

MORTGAGE BANKING
     Old Kent Mortgage Company (OKMC) continued its strong record of growth and significantly exceeded 1997 goals. Today, Old Kent Mortgage Company is involved in one of every 100 residential mortgage transactions nationally and is ranked in the top 25 in lending volume nationwide. Old Kent Mortgage Company closed $6.9 billion in loans in 1997, a 92% increase from 1996. Leveraging high quality management in the regional offices and appointing the four regional presidents to the Old Kent Mortgage Services, Inc. Board of Directors facilitated this growth.

     Following the successful expansion of the Mountain and Pacific regions in 1996, we focused our efforts on building distribution in the Eastern region. Twenty-one branches were added from New England to Florida and volume increased from $720 million in 1996 to $1.9 billion in 1997.

     To enhance the profitability of OKMC and serve a broader range of customers in 1997, we focused on the development and marketing of specialty lending programs. The origination of Government (FHA and VA) loans accounted for 25% of our overall volume, nearly double the previous year. In addition, Old Kent Finance was established to promote mortgage programs designed to reach customers with unique credit needs through television advertising and telemarketing. Our existing sales force is promoting these programs with their clients as well.

COMMUNITY REINVESTMENT
     An important measure of success each year is how well we have honored our commitment to practice responsible citizenship. In 1997, we were able to broaden the population we serve by developing more tools to meet diverse needs.

     We further strengthened our communities by investing $1,500,000 in ten different affordable housing projects. These projects will produce 242 units of quality, affordable housing for individuals and families in Grand Rapids, Muskegon Heights and Detroit.

     We reached out to establish new markets and customer relationships through community development programs. In 1997, nearly 1,000 families benefited from Old Kent's participation in seminars and workshops on such topics as credit and credit repair, home ownership and maintenance, budgeting, small business management and individual money management.

     This level of corporate citizenship is consistent with Old Kent's overall goals, and benefits our customers, our communities and our shareholders.

[PICTURE OF MAN PAINTING -- EQUAL HOUSING LENDER 1-888-789-CASH]

     TELEVISION ADS FOR MORTGAGE BANKING'S SPECIALTY LENDING PROGRAMS REACHED CUSTOMERS WITH UNIQUE CREDIT NEEDS.

[PICTURE OF UNITED STATES -- OLD KENT MORTGAGE COMPANY REGIONS]

     EXPANSION OF OUR EASTERN REGION COMPLEMENTED ALREADY STRONG MOUNTAIN, PACIFIC AND CENTRAL REGIONS AND PUSHED OLD KENT MORTGAGE COMPANY INTO THE TOP 25 MORTGAGE LENDERS IN THE COUNTRY.

     OUR OPPORTUNITY LOANS PROGRAM HELPED MAKE DREAMS COME TRUE FOR MODERATE INCOME CUSTOMERS WITH LITTLE OR NO CREDIT HISTORY. THOUSANDS MORE BENEFITED FROM AFFORDABLE HOUSING PROGRAMS, SEMINARS, WORKSHOPS AND OTHER COMMUNITY PROJECTS.

[PICTURE OF PAMPHLET -- OLD KENT -- OPPORTUNITY LOANS]

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
OLD KENT AFFILIATES--------------------------------------------------------

As of December 31, 1997, Old Kent Financial Corporation operated 204 full-service banking offices in Michigan, 24 in Illinois and one loan production office in Elkhart, Indiana. Old Kent Mortgage Company originates mortgages nationwide through over 100 lending offices in 25 states throughout the country. To better serve customers in its broader role as a financial services company, Old Kent also operated seven non-banking affiliates.
Working together, this financial service network has brought Old Kent through another record-setting year for shareholders. A measure of this success is our ability to grow profitably in new and existing markets.

[PICTURE OF OLD KENT BANKING AFFILIATES -- MICHIGAN AND PARTS OF ILLINOIS AND INDIANA]

Cities listed are: Petoskey, Gaylord, Traverse City, Cadillac, Ludington, Big Rapids, Grand Haven, Grand Rapids, Holland, Kalamazoo, Hillsdale, St. Johns, Lansing, Grand Blanc, Owosso, St. Clair, Macomb County, Southfield, Brighton, and Taylor in Michigan; Chicago and Elmhurst in Illinois; and Elkhart in Indiana.

[PICTURE OF UNITED STATES -- OLD KENT MORTGAGE OFFICES]

Locations are: Oregon, Idaho, Nevada, California, Utah, Arizona, Texas, Louisiana, Alabama, Georgia, Florida, Tennessee, North Carolina, Kentucky, Missouri, Illinois, Virginia, Maryland, Ohio, Pennsylvania, Minnesota, Michigan, Connecticut, Rhode Island, and Massachusetts.























8--------------------------------------------------------------------------

                                                 PERFORMANCE-People-Profits
---------------------------------------------------------------------------

BANKING AFFILIATES                                   NON-BANKING AFFILIATES
OLD KENT BANK                                            Lyon Street Asset Management Company
 Kevin T. Kabat, President                               Joseph T. Keating, President
 Headquartered in Grand Rapids, Michigan                 Grand Rapids, Michigan

 MICHIGAN                                                Old Kent Brokerage Services, Inc.
   Old Kent Bank - BIG RAPIDS                            Mark S. Crouch, President
   Jerry J. Fouts, President                             Grand Rapids, Michigan

   Old Kent Bank - CADILLAC                              Old Kent Financial Life Insurance Company
   John P. Buckley, Jr., President                       William C. Anderson, President
                                                         Grand Rapids, Michigan
   Old Kent Bank - CENTRAL (Owosso)
   Charles A. Robertson, President                       Old Kent Insurance Group, Inc.
                                                         William C. Anderson, President
   Old Kent Bank - EAST (Southfield)                     Traverse City, Michigan
   Daniel W. Terpsma, President
                                                         Old Kent Investment Corporation
   Old Kent Bank - GAYLORD                               Patrick C. Dorn, President
   Charles L. Berlin, President                          Las Vegas, Nevada

   Old Kent Bank - GRAND TRAVERSE (Traverse City)        Old Kent Mortgage Company
   John E. Pelizzari, President                          Old Kent Mortgage Services, Inc.
                                                         Don Britton, President
   Old Kent Bank - HOLLAND                               Grand Rapids, Michigan
   C. William Whitlock, Jr., President
                                                         Vanguard Financial Service Corp.
   Old Kent Bank, N.A. - JONESVILLE                      John P. Cortese, President
   Charles W. Maurer, President                          Lombard, Illinois

   Old Kent Bank - LANSING                             CORPORATE HEADQUARTERS
   William H. Coultas, President                         Old Kent Financial Corporation
                                                         111 Lyon Street NW
   Old Kent Bank - LUDINGTON                             Grand Rapids, Michigan 49503
   Theresa W. Erickson, President
                                                       INTERNATIONAL OFFICE
   Old Kent Bank - PETOSKEY                              Old Kent Bank
   Randy B. Crim, President                              Grand Cayman Island, British West Indies

   Old Kent Bank - ST. JOHNS
   Thomas W. Schroeder, President

   Old Kent Bank - SEAWAY (St. Clair)
   James W. Giffin, President

   Old Kent Bank - SOUTHWEST (Kalamazoo)
   John P. Paul, President

   Old Kent Bank - WEST (Grand Haven)
   Ted A. Poulton, President

 ILLINOIS
   Old Kent Bank - ILLINOIS (Chicago/Elmhurst)
   James A. Hubbard, President

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

FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

December 31 (DOLLARS IN THOUSANDS,
 EXCEPT PER SHARE DATA)                    1997              1996              1995              1994              1993
-----------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR
 Net interest income                    $   525,927       $   494,288       $   476,693       $   455,635       $   427,587
 Provision for credit losses                 45,677            35,236            21,666            22,465            34,822
 Net income                                 180,304           158,701           141,814           137,084           131,324
 Cash dividends                              64,059            59,122            55,334            49,869            44,984

AVERAGE FOR THE YEAR
 Assets                                 $13,298,246       $12,251,860       $11,674,214       $10,761,022       $ 9,718,875
 Deposits                                10,268,402         9,762,694         9,317,428         8,805,055         8,064,628
 Loans                                    8,419,267         7,795,771         7,230,657         6,060,822         5,216,229
 Total interest-earning assets           12,274,791        11,352,830        10,875,345        10,029,250         9,046,820
 Subordinated debt                          100,000           100,000            12,603                 -             5,028
 Guaranteed preferred
   beneficial interest in the
   Corporation's junior
   subordinated debentures                   91,787                 -                 -                 -                 -
 Total shareholders' equity               1,027,100         1,000,841           960,858           884,415           802,016

AT YEAR-END
 Assets                                 $13,773,522       $12,646,828       $12,003,084       $11,477,723       $10,340,037
 Deposits                                10,228,290        10,080,147         9,357,366         9,429,337         8,411,203
 Loans                                    8,469,477         8,097,056         7,430,552         6,854,849         5,344,712
 Subordinated debt                          100,000           100,000           100,000                 -                 -
 Guaranteed preferred beneficial
   interest in the Corporation's
   junior subordinated debentures           100,000                 -                 -                 -                 -
 Total shareholders' equity               1,027,453           993,757         1,015,936           895,997           850,040

PER COMMON SHARE<F*>
 Basic earnings                              $ 1.90            $ 1.63            $ 1.42            $ 1.38            $ 1.33
 Diluted earnings                              1.88              1.61              1.41              1.37              1.32
 Cash dividends                                .674              .605              .554              .509              .461
 Book value at year-end                       11.07             10.53             10.15              8.96              8.50
 Dividend payout ratio                        35.9 %            37.6 %            39.3 %            37.2 %            34.9 %

PERFORMANCE RATIOS
 Return on average equity                     17.55%            15.86%            14.76%            15.50%            16.37%
 Return on average total assets                1.36              1.30              1.21              1.27              1.35
 Average equity to average assets              7.72              8.17              8.23              8.22              8.25
 Yield on average interest-earning
   assets                                      8.37              8.40              8.44              7.66              7.75


 Cost of average interest-bearing
   liabilities                                 4.71              4.71              4.71              3.57              3.44
 Average net interest spread                   3.66              3.69              3.73              4.09              4.31
 Average net interest margin                   4.34              4.41              4.46              4.63              4.82

CAPITAL RATIOS AT YEAR-END
 Equity to assets                              7.46%             7.86%             8.46%             7.81%             8.22%
 Leverage ratio                                7.37              7.31              7.88              7.30              7.78
 Risk-based capital ratio -
   Tier 1                                      9.52              9.45             10.59             10.84             12.61
 Risk-based capital ratio -
   Tiers 1 & 2                                11.73             11.75             13.01             12.11             13.87

CREDIT QUALITY RATIOS
 Allowance for credit losses to
   total loans                                 1.86%             2.05%             2.35%             2.44%             2.72%
 Impaired loans to total loans                  .65               .53               .58               .88              1.12
 Nonperforming assets to total assets           .45               .39               .45               .63               .70
 Allowance to impaired loans                    288               388               403               277               243
 Net charge-offs to average loans               .58               .54               .19               .16               .33

<F*>SHARE DATA SHOWN ADJUSTED FOR STOCK DIVIDENDS AND A STOCK SPLIT.

10-------------------------------------------------------------------------

                                                 PERFORMANCE-People-Profits
CONDENSED FINANCIAL REVIEW-------------------------------------------------

OVERVIEW
     In 1997, Old Kent achieved its thirty-ninth consecutive year of earnings and dividend growth. Diluted earnings per share was $1.88 for 1997, or 16.8% better than the $1.61 diluted per share earnings for 1996. For the year ended December 31, 1997, net income was $180.3 million, 13.6% more than net income of $158.7 million for 1996. The compound annual growth rate over the last five years was 10.5% for diluted earnings per share and 11.6% for per share cash dividends.

     The Corporation's return on average total equity was 17.55% in 1997, up from 15.86% in 1996. Old Kent's return on equity has averaged 16.0% over the past five years. Old Kent's return on average assets was 1.36% in 1997, compared to 1.30% in 1996, and has averaged 1.30% for the last five years.

     Old Kent's corporate culture emphasizes shareholder value. The accompanying graph compares the performance of Old Kent Common Stock with the broad-based S&P 500 index and the KBW 50, an index comprised of 50 large bank holding companies. The total return as shown on this graph is measured using both stock price appreciation and the effect of continuous reinvestment of dividends. The graph displays the December 31, 1997, value of an initial $100 investment in Old Kent Common Stock made one, five and ten years prior to the year-end 1997 date. The graph indicates that the total return on an investment in Old Kent Common Stock surpassed that of the S&P 500 in each of these three time periods, exceeded the KBW 50 in 1997, was similar to that of the KBW 50 in the five year measure, and was 41% better than the KBW 50 total return for the past ten year period.

NET INCOME ANALYSIS
     Net interest income increased by $31.6 million, or 6.4%, to $525.9 million in 1997. This increase is primarily attributable to earning asset growth. The net interest margin for 1997 was 4.34%, compared to 4.41% for 1996. The decrease in the net interest margin was mainly due to reduced loan yields, primarily attributable to the mid-year sale of a $266 million credit card loan portfolio.

     The provision for credit losses was $45.7 million in 1997, up from a provision of $35.2 million in 1996. The primary reasons for the increase were growth in loans and an increase in consumer loan losses.

     Non-interest income increased by $72.3 million, an increase of 34.1% over 1996. Consistent with Old Kent's goals to diversify its revenue streams, non-interest revenues were a greater portion of total revenues. In 1997, non-interest revenues (excluding security transactions and non-recurring gains)

[NET INCOME GRAPH]

[ONE, FIVE AND TEN YEAR VALUE ON A $100 INVESTMENT GRAPH]

                       DECEMBER 31, 1997 VALUE ON A
                        $100 INVESTMENT ON DECEMBER
                         31, 1996, 1992 AND 1987.

-------------------------------------------------------------------------11

---------------------------------------------------------------------------

[NON-INTEREST INCOME GRAPH]

[NON-INTEREST EXPENSE GRAPH]

were 33.1% of total revenues as compared to 29.5% for 1996. These improvements were largely related to the growth and expansion of Old Kent Mortgage Company (OKMC) which operated over 100 lending offices in 25 states and produced approximately $6.9 billion of residential mortgages, most sold to third parties, during 1997. Old Kent's Investment and Insurance Services business also contributed to improved non-interest income by producing a 16% annual increase in trust revenue. Operating results for 1997 included a $16.7 million one-time gain on the sale of a $266 million credit card loan portfolio in June 1997, when the Corporation exited this business as an underwriter.

     Non-interest expense for 1997 was $490.8 million, up 13.5% from 1996. This increase is primarily attributable to the growth of OKMC, along with business acquisitions. Effective January 1, 1997, Old Kent acquired Seaway Financial Corporation (Seaway). Seaway was a bank holding company which operated banks in St. Clair and Algonac, Michigan. When acquired, Seaway had total assets of approximately $345 million. During 1997, Seaway's two banking operations were fully assimilated into Old Kent Bank and are now operated as a single community bank region headquartered in St. Clair, Michigan. Also, effective September 1, 1997, Old Kent acquired Grand Rapids Holland Insurance Agency, Inc., a provider of commercial and personal insurance products through offices located in western Michigan.

BALANCE SHEET ANALYSIS
     Total loans increased to nearly $8.5 billion at December 31, 1997, up by 4.6% from 1996. Commercial loans and leases (including commercial real estate loans) were $5.1 billion at the end of 1997, or 12% more than last year. This growth includes particularly successful efforts in our eastern Michigan and metropolitan Chicago, Illinois markets. Consumer loans increased to $2.6 billion at December 31, 1997, representing an increase of 10% over the preceding year-end total. Loan sales, such as the June 1997 sale of $266 million of credit card loans and the November 1997 sale of $60 million of consumer marine loans, reduced overall loan growth and net interest income. Management expects that these actions will enhance the future profitability of the Corporation.

     At December 31, 1997, loans represented 66.9% of total interest-earning assets, down from 69.6% a year earlier, primarily a result of our loan sales. Held-for-sale residential mortgage loans totaled nearly $1.3 billion, or 10.1% of total interest-earning assets at December 31, 1997, double the total twelve months prior due to OKMC's growth. Securities, which generally earn lower


12-------------------------------------------------------------------------

                                                 PERFORMANCE-People-Profits
---------------------------------------------------------------------------

interest rates than loans, became a proportionally smaller component of total interest-earning assets. At December 31, 1997, securities and other (non-loan) interest-earning assets were 23.0% of the total, compared to 25.3% one year earlier.

     Total interest-paying liabilities increased to $10.8 billion at December 31, 1997. This represented a 10.2% increase since the prior year-end date. Total core deposits, which consist of demand deposits, savings and consumer time deposits, grew 4.1% to over $9.5 billion at December 31, 1997. Growth in consumer time deposits, one of the most durable sources of funding, was sizable during 1997, totaling over $4.8 billion at year end.

     At both December 31, 1997 and 1996, total shareholders' equity was $1 billion. The Corporation repurchased nearly $190 million of its common stock in 1997. Old Kent completed the stock repurchase programs authorized in June 1996 and initiated another such program pursuant to a June 1997 authorization. Shares repurchased under these programs are intended for future reissuance for such purposes as stock dividends, dividend reinvestment and employee stock plans, business acquisitions and other permissible corporate purposes. The repurchase of these shares had a beneficial impact on earnings per share and return on equity for 1997. At December 31, 1997, Old Kent had remaining authorization to repurchase approximately 3.1 million shares of its common stock over the ensuing seven months.

     During January 1997, Old Kent Capital Trust I, a Delaware business trust controlled by the Corporation, issued $100 million of Floating Rate Subordinated Capital Income Securities. While not treated as a component of consolidated shareholders' equity, these securities qualify as, and serve to enhance, Old Kent's regulatory capital. This capital not only surpassed regulatory minimums, but also exceeded the levels considered to be "well capitalized" by bank regulatory authorities. The equity to assets ratio was 7.46% at December 31, 1997. The aggregate market value of Old Kent's outstanding common stock was $3.7 billion at December 31, 1997.

CREDIT RISK
     One of Old Kent's strengths is its diversified loan portfolio. Approximately 40% of Old Kent's loan assets are comprised of credits granted to consumers in the form of residential mortgages and a variety of other consumer credit products, such as automobile loans, home equity loans, and other open and closed end consumer credits. Loans to commercial borrowers represent approximately 60% of Old Kent's loan portfolio. These loans are grouped as real estate or non-real estate related, and then by type and industry.

[RELATIVE CORE DEPOSIT MIX GRAPH]

[RISK-BASED CAPITAL RATIOS GRAPH]

-------------------------------------------------------------------------13

---------------------------------------------------------------------------

[DISTRIBUTION OF LOANS PIE CHART -- DECEMBER 31, 1997 TOTAL - $8.5 BILLION]

Commercial                                       30%
Real Estate - Commercial                         21%
Real Estate - Construction                        7%
Real Estate - Residential Mortgage                9%
Real Estate - Consumer Home Equity               11%
Consumer                                         20%
Lease Financing                                   2%
                                                ----
                                                100%
                                                ====

[COMMERCIAL LOANS PIE CHART -- (NON REAL ESTATE RELATED) DECEMBER 31, 1997 TOTAL - $2.7 BILLION]

Agriculture                                       2%
Manufacturing                                    23%
Transportation                                    4%
Wholesale                                        13%
Retail                                           15%
Finance                                           4%
Contractors & Property Managers                  11%
Service                                          16%
Leasing                                           6%
Other                                             6%
                                                ----
                                                100%
                                                ====

     At December 31, 1997, Old Kent's commercial loan and lease portfolio, excluding real estate related loans, totaled over $2.7 billion, or 32% of total loans. Loans to manufacturers represented the largest component at 23% of total non-real estate commercial loans. These loans are diversified among a large number of borrowers who produce a wide variety of durable and non-durable goods. Commercial real estate and construction loans at December 31, 1997, aggregated nearly $2.4 billion, or 28% of total loans. These loans are classified as owner occupied (borrowers who occupy and utilize the loan related property in their respective businesses) and as non-owner occupied (borrowers whose principal purpose of ownership lies in the production of rental receipts from the related property). As indicated by the accompanying graph, loans to the various categories of owner-occupied properties were 47% of commercial real estate and construction loans, and loans for non-owner occupied properties were 53% of that total. Non-owner occupied loans totaled $1.2 billion, or 15% of total loans, and are distributed over a diverse base of borrowers. The largest segment within non-owner occupied loans was housing related loans totaling 17% of total commercial real estate and construction loans.

     At December 31, 1997, Old Kent's allowance for credit losses represented 1.86% of total loans and was nearly three times greater than total impaired loans at that date. Management believes that this allowance is adequate to absorb probable credit losses inherent in the loan portfolios.

INTEREST RATE RISK
     Interest rate risk is managed and mitigated by Old Kent's treasury group. Old Kent has adopted various policies, which have been approved by its Board of Directors and executive management, intended to measure and control the volatility of net interest income which may result from changes in the interest rate environment. Based on modeling techniques and assumptions regularly employed by management to monitor and measure interest rate risk, Old Kent's management believes that the Corporation is essentially neutral to directional changes in interest rates. This means that net interest income would be similarly impacted by upward or downward movements in prevailing interest rates within ranges and parameters anticipated by management.

14-------------------------------------------------------------------------

                                                 PERFORMANCE-People-Profits
---------------------------------------------------------------------------

YEAR 2000 ISSUE
     This global issue faces nearly every public and private sector concern which in some way is dependent on the operational viability of computerized systems and data beyond December 31, 1999. Older computer systems may treat the year 2000 date as if it were the year 1900, possibly causing errors or system failure. Old Kent began its Year 2000 impact analysis early in 1995 and has completed the assessment phase for all mission critical applications and processes. The company is now in active renovation, with 41% of those efforts completed as of fourth quarter 1997. The remainder are on schedule for completion by December 31, 1998, allowing adequate time for testing and system validation in 1999.

LOOKING AHEAD
     As described in the preceding Letter to Shareholders, Old Kent is progressing toward its goal of becoming a more diversified financial services organization. During 1998, we will continue to implement actions aimed at that goal. We are prepared to face the challenges brought on by economic cycles. Though these cycles may test the ability of borrowers to repay debt and may pressure interest margins, we are well-positioned to accept these challenges by virtue of the talent and commitment of our management and staff, the strength of our balance sheet, our technological resources and a conservative philosophy that has resulted in 39 consecutive years of uninterrupted earnings growth and increased dividends.

BASIS OF PRESENTATION AND FORWARD LOOKING STATEMENTS
     CONDENSED FINANCIAL STATEMENTS INCLUDED IN THIS REPORT DO NOT CONFORM TO FINANCIAL STATEMENT STANDARDS UNDER GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, PRIMARILY DUE TO THE HIGH DEGREE OF SUMMARIZATION EMPLOYED IN THEIR PREPARATION. AUDITED FINANCIAL STATEMENTS, PREPARED IN CONFORMITY WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, APPEAR IN THE 1997 ANNUAL REPORT INCLUDED WITH OUR PROXY STATEMENT FOR OUR 1998 ANNUAL MEETING.

     THIS REPORT CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE BASED ON MANAGEMENT'S BELIEFS, ASSUMPTIONS, CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS ABOUT THE FINANCIAL SERVICES INDUSTRY, THE ECONOMY, AND OLD KENT ITSELF. WORDS SUCH AS "ANTICIPATES," "BELIEVES," "ESTIMATES," "EXPECTS," "INTENDS," "IS LIKELY," "PLANS," AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE CERTAIN UNCERTAINTIES AND ASSUMPTIONS. ACTUAL RESULTS AND OUTCOMES MAY MATERIALLY DIFFER FROM WHAT MAY BE EXPRESSED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE A DIFFERENCE BETWEEN AN OUTCOME AND A FORWARD-LOOKING STATEMENT INCLUDE CHANGES IN INTEREST RATES; DEMAND; THE DEGREE OF COMPETITION; CHANGES IN LAWS, REGULATIONS OR POLICY; THE OUTCOME OF LITIGATION AND CONTINGENCIES; TRENDS IN CUSTOMER BEHAVIOR AND CREDITWORTHINESS; AND THE VICISSITUDES OF THE ECONOMY. OLD KENT UNDERTAKES NO OBLIGATION TO UPDATE FORWARD-LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION.

[COMMERCIAL REAL ESTATE AND CONSTRUCTION LOANS PIE CHART -- DECEMBER 31, 1997 TOTAL - $2.4 BILLION]

Owner Occupied
 Manufacturing                     12%
 Office Facilities                  9%
 Retail Sites                       8%
 Other                             18%
                                  ----
                                   47%
Non-Owner Occupied
 Housing                           17%
 Manufacturing                      6%
 Offices                           10%
 Retail Sites                       9%
 Hotels, Motels, etc.               5%
 Other                              6%
                                  ----
                                  100%
                                  ====

-------------------------------------------------------------------------15

CONSOLIDATED FINANCIAL STATEMENTS------------------------------------------

Condensed Consolidated Balance Sheets
DECEMBER 31 (DOLLARS IN MILLIONS)                                1997           1996
--------------------------------------------------------------------------------------
ASSETS:

Cash and due from banks                                       $   501.9      $   530.4

Federal funds sold and other short term investments                50.5          108.2

Mortgages held-for-sale                                         1,271.8          589.2

Securities:

 Trading account                                                    1.0           19.0

 Available-for-sale                                             2,036.9        1,895.2

 Held-to-maturity                                                 820.8          909.3

LOANS:

 Commercial loans and leases                                    5,100.8        4,554.9

 Consumer                                                       2,600.9        2,365.3

 Credit card                                                        1.7          317.6

 RESIDENTIAL REAL ESTATE MORTGAGES                                766.0          859.3
--------------------------------------------------------------------------------------

 Total loans                                                    8,469.4        8,097.1

 LESS ALLOWANCE FOR CREDIT LOSSES                                (157.4)        (165.9)
--------------------------------------------------------------------------------------

 Net loans                                                      8,312.0        7,931.2

Premises and equipment, net                                       184.7          173.9

OTHER ASSETS                                                      593.9          490.4
--------------------------------------------------------------------------------------

TOTAL ASSETS                                                  $13,773.5      $12,646.8
======================================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY:

Liabilities:

 Demand deposits (non-interest bearing)                       $ 1,669.0      $ 1,581.0

 CONSUMER TIME AND SAVINGS DEPOSITS                             7,883.7        7,597.2
--------------------------------------------------------------------------------------

 Total core deposits                                            9,552.7        9,178.2

 NEGOTIABLE AND FOREIGN DEPOSITS                                  675.5          902.0
--------------------------------------------------------------------------------------

 Total deposits                                                10,228.2       10,080.2

Other borrowed funds                                            2,074.8        1,235.9

Subordinated debt                                                 100.0          100.0

OTHER LIABILITIES                                                 243.0          237.0
--------------------------------------------------------------------------------------

TOTAL LIABILITIES                                              12,646.0       11,653.1

Guaranteed preferred beneficial interest in the

 Corporation's junior subordinated debentures                     100.0              -

SHAREHOLDERS' EQUITY                                            1,027.5          993.7
--------------------------------------------------------------------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    $13,773.5      $12,646.8
======================================================================================

16-------------------------------------------------------------------------

                                                 PERFORMANCE-People-Profits
---------------------------------------------------------------------------

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
YEAR ENDED DECEMBER 31 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)    1997           1996          1995
----------------------------------------------------------------------------------------------------------
Interest income                                                      $1,021.3        $947.3        $909.8
INTEREST EXPENSE                                                       (495.3)       (453.0)       (433.1)
----------------------------------------------------------------------------------------------------------
Net interest income                                                     526.0         494.3         476.7
PROVISION FOR CREDIT LOSSES                                             (45.7)        (35.2)        (21.7)
----------------------------------------------------------------------------------------------------------
Net interest income after provision for credit losses                   480.3         459.1         455.0
Non-interest income                                                     284.4         212.1         161.7
NON-INTEREST EXPENSE                                                   (490.8)       (432.5)       (402.1)
----------------------------------------------------------------------------------------------------------
Income before income taxes                                              273.9         238.7         214.6
INCOME TAXES                                                            (93.6)        (80.0)        (72.8)
----------------------------------------------------------------------------------------------------------
Net income                                                             $180.3        $158.7        $141.8
==========================================================================================================
Basic earnings per share                                                $1.90         $1.63         $1.42
Diluted earnings per share                                               1.88          1.61          1.41
==========================================================================================================

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                                            MARKET VALUE        TOTAL
                                              COMMON   CAPITAL   RETAINED   ADJUSTMENT ON    SHAREHOLDERS'
(DOLLARS IN MILLIONS)                         STOCK    SURPLUS   EARNINGS    SECURITIES         EQUITY
--------------------------------------------------------------------------------------------------------
Balance at January 1, 1997                    $44.9    $175.8     $782.8       ($9.8)          $  993.7
Net income for the year                                            180.3                          180.3
Cash dividends                                                     (64.0)                         (64.0)
Issuances of stock:
 Acquisition of bank holding company            1.9      69.9                                      71.8
 Acquisition of insurance company               0.1       5.1                                       5.2
 Dividend reinvestment and
  employee stock plans                          0.5      13.5                                      14.0
 Five percent stock dividend
  paid July 28, 1997                            2.3     121.7     (124.3)                          (0.3)




 Two-for-one stock split paid
  December 15, 1997                            46.5                (46.5)
Common stock repurchased                       (3.4)   (186.2)                                   (189.6)
OTHER CHANGES                                             5.0                   11.4               16.4
--------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                  $92.8    $204.8     $728.3        $1.6           $1,027.5
========================================================================================================


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of Old Kent Financial Corporation (a Michigan corporation) and subsidiaries as of December 31, 1997 and 1996, and the related statements of income, cash flows and shareholders' equity for each of the three years in the period ended December 31, 1997, appearing in the 1997 Annual Report included with the proxy statement for the annual meeting of the shareholders, not appearing herein. In our report dated January 14, 1998, also appearing in the 1997 Annual Report, we expressed an unqualified opinion on those consolidated statements.

     In our opinion, the information set forth in the condensed consolidated financial statements on pages 16 and 17 is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

Chicago, Illinois
January 14, 1998                             /s/ Arthur Andersen LLP

-------------------------------------------------------------------------17

OLD KENT FINANCIAL CORPORATION---------------------------------------------

BOARD OF DIRECTORS
 RICHARD L. ANTONINI                                   KEVIN T. KABAT
 Chairman, President and                               Vice Chairman of the Corporation and
 Chief Executive Officer,                              President of Old Kent Bank
 Foremost Corporation of America
 (A SPECIALTY PROPERTY AND CASUALTY INSURER)           Fred P. Keller
                                                       Chairman and Chief Executive Officer,
 JOHN M. BISSELL                                       Cascade Engineering, Inc.
 Chairman of the Board,                                (MANUFACTURER OF PLASTIC INJECTION MOLDED
 BISSELL Inc.                                          AUTOMOTIVE, SEATING AND CONTAINER PRODUCTS)
 (MANUFACTURER OF HOMECARE, HEALTHCARE
 AND GRAPHICS PRODUCTS)                                JOHN P. KELLER
                                                       President
 JOHN D. BOYLES                                        Keller Group, Inc.
 Attorney-at-Law,                                      (A DIVERSIFIED MANUFACTURER)
 Verspoor, Waalkes, Lalley, Slotsema &
 Talen, P.C.                                           HENDRIK G. MEIJER
                                                       Co-Chairman,
 WILLIAM P. CRAWFORD                                   Meijer, Inc.
 President and Chief Executive Officer,                (FOOD AND GENERAL MERCHANDISE RETAILER)
 Steelcase Design Partnership
 (MANUFACTURER OF OFFICE SYSTEMS)                      PERCY A. PIERRE, PH.D.
                                                       Professor of Electrical Engineering,
 DICK DEVOS                                            Michigan State University
 President,
 Amway Corporation                                     PATRICK M. QUINN
 (MANUFACTURER OF HOME AND PERSONAL CARE               Former Chief Executive Officer,
 PRODUCTS)                                             Spartan Stores, Inc.
                                                       (FOOD WHOLESALER)
 WILLIAM G. GONZALEZ
 Chief Health System Officer,                          MARILYN J. SCHLACK
 Spectrum Health                                       President
 (INTEGRATED HEALTHCARE NETWORK)                       Kalamazoo Valley Community College













 JAMES P. HACKETT                                      PETER F. SECCHIA
 President and Chief Executive Officer,                Chairman,
 Steelcase Inc.                                        Universal Forest Products, Inc.
 (MANUFACTURER OF OFFICE SYSTEMS)                      (MANUFACTURER AND DISTRIBUTOR OF BUILDING
                                                       SUPPLIES)
 ERINA HANKA
 President,                                            DAVID J. WAGNER
 Suspa Inc.                                            Chairman, President and
 (MANUFACTURER OF GAS CYLINDERS FOR INDUSTRY)          Chief Executive Officer of the Corporation
                                                       and Chairman and Chief Executive Officer
 EARL D. HOLTON                                        of Old Kent Bank
 President,
 Meijer, Inc.                                          MARGARET SELLERS WALKER
 (FOOD AND GENERAL MERCHANDISE RETAILER)               Professor of Public Administration,
                                                       Grand Valley State University
 ROBERT L. HOOKER
 Vice Chairman and Chief Executive Officer,            ROBERT H. WARRINGTON
 Mazda Great Lakes                                     Vice Chairman of the Corporation and
 (WHOLESALE DISTRIBUTOR OF MAZDA VEHICLES AND          Chairman and Chief Executive Officer of
 PARTS)                                                Old Kent Mortgage Company

 MICHAEL J. JANDERNOA
 Chairman and Chief Executive Officer,
 Perrigo Company
 (MANUFACTURER OF STORE-BRAND HEALTH AND
 PERSONAL CARE PRODUCTS)

18-------------------------------------------------------------------------

                                                 PERFORMANCE-People-Profits
---------------------------------------------------------------------------

CORPORATE OFFICERS
 DAVID J. WAGNER                                       DAVID L. KERSTEIN
 Chairman, President and                               Executive Vice President,
 Chief Executive Officer                               Retail Banking and Marketing

 KEVIN T. KABAT                                        STEVEN D. CRANDALL
 Vice Chairman                                         Senior Vice President,
                                                       Human Resources
 ROBERT H. WARRINGTON
 Vice Chairman                                         GREGORY K. DANIELS
                                                       Senior Vice President,
 JAMES A. HUBBARD                                      Chief Information Officer
 Senior Executive Vice President
                                                       RICHARD L. HAUG
 WILLIAM L. SANDERS                                    Senior Vice President,
 Senior Executive Vice President,                      General Auditor
 Chief Financial Officer and Treasurer
                                                       MARY E. TUUK
 E. PHILIP FARLEY                                      Senior Vice President and Secretary,
 Executive Vice President,                             Legal Coordinator
 Community Bank Administration
                                                       MICHAEL J. WHALEN
 RALPH W. GARLICK                                      Senior Vice President,
 Executive Vice President                              Senior Credit Officer

MANAGEMENT COMMITTEE

 DAVID J. WAGNER                                       RALPH W. GARLICK
 Chairman, President and                               Executive Vice President,
 Chief Executive Officer,                              Old Kent Financial Corporation
 Old Kent Financial Corporation;
 Chairman and Chief Executive Officer,                 DAVID L. KERSTEIN
 Old Kent Bank                                         Executive Vice President,
                                                       Retail Banking and Marketing,
 KEVIN T. KABAT                                        Old Kent Financial Corporation
 Vice Chairman,
 Old Kent Financial Corporation;                       KENNETH C. KREI
 President,                                            Executive Vice President,
 Old Kent Bank                                         Investment Services,
                                                       Old Kent Bank





 ROBERT H. WARRINGTON
 Vice Chairman,                                        DANIEL W. TERPSMA
 Old Kent Financial Corporation;                       Executive Vice President,
 Chairman and Chief Executive Officer,                 Old Kent Bank;
 Old Kent Mortgage Company                             President,
                                                       Old Kent Bank - EAST
 JAMES A. HUBBARD
 Senior Executive Vice President,                      STEVEN D. CRANDALL
 Old Kent Financial Corporation;                       Senior Vice President,
 President,                                            Human Resources
 Old Kent Bank - ILLINOIS                              Old Kent Financial Corporation

 WILLIAM L. SANDERS                                    GREGORY K. DANIELS
 Senior Executive Vice President,                      Senior Vice President,
 Chief Financial Officer and Treasurer,                Chief Information Officer,
 Old Kent Financial Corporation                        Old Kent Financial Corporation

 DAVID A. DAMS                                         LARRY S. MAGNESEN
 Executive Vice President,                             Senior Vice President,
 Corporate Banking,                                    Retail Administration,
 Old Kent Bank                                         Old Kent Bank

 E. PHILIP FARLEY                                      MICHAEL J. WHALEN
 Executive Vice President,                             Senior Vice President,
 Community Bank Administration,                        Senior Credit Officer,
 Old Kent Financial Corporation                        Old Kent Financial Corporation

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
SHAREHOLDER INFORMATION----------------------------------------------------

SHAREHOLDER INFORMATION
     This report presents information concerning the business and financial results of Old Kent Financial Corporation in a format that we believe most of our shareholders will find useful and informative. The 1997 Annual Report included with our Proxy Statement for our annual meeting contains audited financial statements, detailed financial review and other information. The Corporation's Form 10-K Annual Report to the Securities and Exchange Commission will be provided without cost to shareholders upon request. Send requests to Shareholder Services at the address shown below.

ANNUAL MEETING
     The annual meeting of shareholders of Old Kent Financial Corporation will be held on April 20, 1998, at 10:00 a.m. in the Ambassador Ball-room at the Amway Grand Plaza Hotel, 187 Monroe NW, directly southwest of the Old Kent Bank Building, in Grand Rapids, Michigan.

TRANSFER AGENT/SHAREHOLDER INQUIRIES
     Old Kent Bank serves as the transfer agent for the Corporation. Inquiries relating to shareholder records, stock transfers, changes of ownership, lost or stolen stock certificates, changes of address and dividend payments should be addressed to:

          Old Kent Bank
          Shareholder Services
          4420 44th Street SE, Suite A
          Grand Rapids, Michigan 49512-4011
          Telephone (616) 771-5482, or (800) 652-2657 (Ext. 771-5482)

DIVIDEND REINVESTMENT PLAN
     Old Kent offers a dividend reinvestment plan which permits participating shareholders of record to reinvest dividends in Old Kent Common Stock without paying brokerage commissions or service charges. Participating shareholders may also invest up to $5,000 in additional funds each quarter for the purchase of additional shares. A copy of the dividend reinvestment plan prospectus and application may be requested from the transfer agent at the address above.

DIVIDENDS
     Anticipated dividend payable dates are the 15th of March, June, September and December. Shareholders may have their dividends deposited directly to their savings, checking or Money Market investment account. A copy of the Automatic Dividend Deposit Service Plan and an authorization form may be requested from Shareholder Services at the address shown above.

OLD KENT COMMON STOCK
     Old Kent Common Stock is traded on the NASDAQ stock market and is quoted under the symbol OKEN. The following table sets forth the range of bid prices for Old Kent Common Stock for the periods indicated. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                        1997                 1996
                                  HIGH       LOW        HIGH       LOW
---------------------------------------------------------------------------
     First Quarter               $24.88     $22.44     $18.71     $17.00
     Second Quarter               27.68      22.14      18.81      16.95
     Third Quarter                34.25      26.81      20.30      17.38
     Fourth Quarter               42.12      30.81      23.28      20.18

     AS OF JANUARY 31, 1998, THERE WERE 92,965,944 SHARES OF OLD KENT FINANCIAL CORPORATION COMMON STOCK ISSUED AND OUTSTANDING, HELD BY APPROXIMATELY 15,225 HOLDERS OF RECORD.

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                             [RECYCLING LOGO]

                 This report is printed on recycled paper.
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                                 OLD KENT

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    Old Kent Financial Corporation - 111 Lyon Street NW - Grand Rapids,
                              Michigan 49503